Exhibit 5.1 ----- Opinion re: Legality for Shelf Offering and Consent of Counsel.

Joel Seidner, Esq.
880 Tully Road #50
Houston, Texas 77079
voice:  (281) 493-1311
fax:  (281) 667-3292
May 21, 2008

Kent Watts, Chief Executive Officer
Hyper dynamics Corporation
One Sugar Creek Center Boulevard, Suite 125
Sugar Land, TX 77478

Dear Mr. Watts:

Legal Opinion Related to the Shelf Offering and Consent of Counsel

As counsel for Hyper dynamics Corporation, a State of Delaware corporation (the "Company"), you have requested me to render this opinion in connection with the Company’s Form 424b(5) prospectus supplement related to a shelf offering take down of 666,666 shares of common stock from the Registration Statement of the Company with SEC File Number 333-148287 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") previously filed on Form S-3, as amended.

The Form 424b(5) relates to the sale of 666,666 shares of common stock par value $.001 per share (the “Common Stock”).

I am familiar with the Registration Statement, the registration contemplated thereby and the Form 424b(5). In giving this opinion, I have reviewed the Registration Statement, the Form 424b(5) and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as I have felt necessary or appropriate in order to render the opinions expressed herein. In making my examination, I have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions I have not independently verified.

This opinion is limited to the Federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

  Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.	The 666,666 shares of Common Stock, when issued and sold pursuant to the Form 424b(5), will be validly issued, fully paid and non-assessable.

I understand that a new legal opinion must be filed prior to the time any sales of Shelf Offering Securities are made, either in a post-effective amendment pursuant to Rule 462(d) (a post-effective amendment solely to add exhibits that is automatically effective upon filing) or through incorporation by reference into the registration statement by filing under cover of a Form 8-K.

I consent to the use in the Registration Statement and the Form 424b(5) of the reference to Joel Seidner, Esq. under the heading "Interests of Named Experts and Counsel" and “Legal Matters.”

Very truly yours,

/s/	Joel Seidner, Esq.
Joel Seidner, Esq.